Exhibit 99.3

SRX Global Board of Directors Authorizes Stock Repurchase Plan of Up to 10 Million Shares or Up to 50% of its Shares Outstanding

NORTH PALM BEACH, FL — July 9, 2026 — SRX Global Inc. (NYSE American: SRXH) (the “Company”, or “SRX”), an AI-enabled platform dedicated to generating long-term shareholder value through investments in high-conviction operating companies and strategic assets, today announced that its Board of Directors has authorized a share repurchase program under which the Company may repurchase up to 10 million shares of its common stock or up to 50% of its shares outstanding. The Company has allocated up to $20 million to repurchase its common stock until July 9, 2027.

“With no debt, a strong cash position, and the current market value of our shares, we believe this share repurchase program is one of the most compelling uses of capital available to us today,” said Kent Cunningham, CEO. “This program reflects the Board’s confidence in SRX’s long-term strategy and our commitment to creating value for shareholders.”

Shares may be repurchased in open market or private transactions or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission (“SEC”). The timing and amount of any repurchases will depend on a number of factors, including the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Open market purchases will be made in accordance with Rule 10b-18 of the SEC and other applicable legal requirements. The Company is not obligated to repurchase any particular number of shares or any shares in any specific time period and the program may be modified, suspended, or discontinued at any time. Payment for shares repurchased under the program will be funded using the Company’s cash on hand.

About SRX Global Inc.

SRX Global is an AI-driven platform focused on generating long-term shareholder value through investments in high-conviction operating companies, strategic assets, and technology-enabled opportunities. The Company leverages proprietary technology, data analytics, and disciplined capital allocation to identify and manage investments across multiple sectors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “expect,” “intend,” “aim,” “plan,” “may,” “could,” “target,” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks include, but are not limited to, the ability to complete the proposed transaction, shareholder approvals, market conditions, regulatory considerations, and other risks described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them, except as required by law.

Company Contact

SRX Global

Kent Cunningham, Chief Executive Officer

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

212-896-1254

srx@kcsa.com